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Exhibit 99

Contact:	Kathy Shepard (kathy_shepard@hilton.com) Vice President-Corporate Communications Hilton Hotels Communications 310-205-7676 phone

HILTON HOTELS CORPORATION SELECTS ERNST & YOUNG AS INDEPENDENT AUDITOR

        BEVERLY HILLS, Calif., May 23, 2002—Hilton Hotels Corporation (NYSE:HLT) announced today that its Board of Directors, with the concurrence of its Audit Committee, has selected Ernst & Young as the company's independent auditor for 2002, replacing Arthur Andersen.

        The appointment of Ernst & Young was made after careful consideration by the Audit Committee, the Board of Directors and management of the company.

        The decision to change auditors was not a result of any disagreement between the company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

        "Arthur Andersen has served as Hilton's independent auditor since 1981. We appreciate the excellent service and professionalism Andersen provided Hilton, and thank the firm, and particularly those individuals who worked on our account, for their years of service," said Matthew J. Hart, executive vice president and chief financial officer of Hilton.

        Hilton Hotels Corporation is recognized internationally as a preeminent hospitality company. The company develops, owns, manages or franchises more than 2,000 hotels, resorts and vacation ownership properties. Its portfolio includes many of the world's best known and most highly regarded hotel brands, including Hilton, Conrad, Doubletree, Embassy Suites Hotels, Hampton Inn, Hampton Inn & Suites, Harrison Conference Centers, Hilton Garden Inn, Hilton Grand Vacations Company and Homewood Suites by Hilton.

        The following service marks are owned by Hilton Hospitality, Inc.: Hilton®, Hilton Garden Inn®, Doubletree®, Embassy Suites Hotels®, Hampton Inn®, Hampton Inn & Suites®, Homewood Suites® by Hilton and Hilton Grand Vacations Company®. Conrad™ is owned by Conrad Hospitality, LLC.

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HILTON HOTELS CORPORATION SELECTS ERNST & YOUNG AS INDEPENDENT AUDITOR